Exhibit 99.1

News Release	FMC Technologies Inc
1803 Gears Road
Houston, TX 77067

For Release:	Immediate

Media	Bruce Bullock	(281) 591-4429
Investors	Maryann Seaman	(281) 591-4080

FMC Technologies Reports Solid Third Quarter

•	Diluted earnings per share were $0.87 in the third quarter

•	Energy Systems’ operating profit improved 151 percent while revenue improved 36 percent from prior-year quarter

•	Company increased its estimate of full year 2006 diluted earnings per share from continuing operations to a range of $3.20 to $3.25

•	Company estimates its full year 2007 diluted earnings per share in a range of $3.70 to $3.90

HOUSTON, October 24, 2006 – FMC Technologies, Inc. (NYSE: FTI) today reported third quarter 2006 revenue of $960.8 million, up 24 percent over the third quarter of 2005 on the strength of subsea systems, surface wellhead and WECO®/Chiksan® products. Net income for the third quarter of 2006 was $61.0 million, or $0.87 per diluted share, an increase of 34 percent over the prior-year quarter of $0.65 per diluted share. Diluted earnings per share for the third quarter of 2005 included a positive $0.22 diluted earnings per share impact from the sale of MODEC Inc. stock.

The Company increased its estimate of full year 2006 diluted earnings per share from continuing operations to a range of $3.20 to $3.25. For 2007, the Company estimated full year diluted earnings per share in a range of $3.70 to $3.90.

“We are pleased with the continued strong performance of the Company. Our subsea systems, surface wellhead and WECO®/Chiksan® businesses drove the favorable performance over the prior-year,” said Joseph H. Netherland, Chairman and Chief Executive Officer. “Energy Systems’ revenue grew 36 percent over the prior-year quarter and operating profits improved 151 percent on higher volumes and operating margin improvement.”

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Review of Operations – Third Quarter 2006

Energy Production Systems

Energy Production Systems’ third quarter revenues of $585.6 million increased 37 percent over the prior-year quarter, due mainly to higher subsea systems revenue of $445 million, which was up 38 percent from the prior-year quarter. Surface wellhead systems’ revenue improved 28 percent over the prior-year period.

Energy Production Systems’ operating profit of $53.4 million was $36.6 million higher than the prior-year quarter. The operating profit improvement is due principally to higher volumes and higher margins for subsea systems. Surface wellhead and floating production systems both contributed higher volume and margin improvement than during the prior-year quarter. Additionally, Energy Production Systems’ third quarter 2005 segment operating profit included a $16.0 million loss provision for the Sonatrach contract.

Energy Production Systems’ inbound orders were $423.1 million for the third quarter, down 7 percent from the prior-year quarter. Backlog at the end of the third quarter was $1.6 billion, up 10 percent from the prior-year quarter but down sequentially due to the timing of subsea project award announcements.

Energy Processing Systems

Energy Processing Systems’ third quarter revenue of $174.7 million was 32 percent higher than the prior-year period. The revenue improvement was the result of strong demand for WECO®/Chiksan® equipment from service companies, as well as a stronger demand for material handling equipment for mining and construction bulk conveying projects.

Energy Processing Systems’ third quarter operating profit of $27.0 million was $11.8 million higher than in the third quarter of 2005. The operating profit improvement was primarily the result of higher WECO®/Chiksan® equipment volume and operating margins.

Energy Processing Systems’ inbound orders were $210.0 million for the third quarter, up 46 percent from the prior-year quarter due mainly to stronger demand for WECO®/Chiksan® equipment as well as orders for a new well service pump offering. Inbound orders for material handling and measurement systems are also higher than the prior-year quarter. Backlog at the end of the third quarter of 2006 was $ 272.8 million, up 59 percent from the prior-year quarter, and up 15 percent from the previous quarter.

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FoodTech

FoodTech’s third quarter revenue of $113.0 million was down 15 percent from the third quarter of 2005 due primarily to a slowing North American poultry market and reduced volumes for canning and sterilization equipment. Operating profit of $9.5 million improved 13 percent from the prior-year period, due mainly to some improvement in citrus processing, which was offset in part by the slowing in the North American poultry market. Inbound orders were $121.1 million for the third quarter of 2006, down 11 percent from the third quarter of 2005. Backlog at the end of the third quarter of 2006 was $149.2 million, down 5 percent from the third quarter of 2005.

Airport Systems

Airport Systems’ third quarter revenue of $89.3 million was $3.4 million greater than the prior-year quarter due mainly to higher volume of Jetway® passenger boarding bridges and equipment and higher Airport Services’ revenue due to growth from new service locations. Airport Systems’ third quarter operating profit of $8.5 million was flat compared to the prior-year period as volume increases were offset by an operating margin decline in Jetway®.

Airport Systems’ inbound orders were $99.4 million, up 50 percent from the prior-year quarter. Backlog grew sequentially to a quarterly record of $184.2 million due in part to the earlier receipt of the Halvorsen Loader order and strength in the passenger boarding bridge market for future year deliveries.

Corporate Items

Corporate expense in the third quarter of 2006 was $8.5 million, $0.9 million above prior-year period. Other expense, net, was $5.0 million, down $3.9 million from the prior-year quarter, due mainly to fluctuations in nonqualified plan investments and the absence of foreign exchange losses in 2006. Corporate items in the third quarter of 2005 included a $25.3 million gain from the sale of MODEC, Inc. stock.

Net interest expense in the third quarter of 2006 was $1.4 million, down from $1.6 million in the prior-year quarter.

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Debt, less cash, at the end of the third quarter was $164.1 million, up slightly from $152.3 million at the end of the prior quarter, due mainly to working capital increases and capital spending to support Energy Systems’ growth and stock repurchases. In the third quarter of 2006, $47.7 million of cash was used to repurchase 805,500 shares of FMC Technologies common stock.

Depreciation and amortization for the third quarter of 2006 was $18.4 million, up from $16.5 million in the prior-year quarter.

Capital expenditures during the third quarter of 2006 totaled $35.6 million, up from $21.8 million in the prior-year quarter due primarily to capacity expansion projects in Energy Systems businesses.

Summary and Outlook

FMC Technologies reported revenue of $960.8 million in the third quarter of 2006, up 24 percent over prior-year quarter. Net income was $61.0 million, or $0.87 per diluted share on the strength of subsea systems, surface wellhead and WECO®/Chiksan® products. Subsea systems’ revenue grew 38 percent over the prior-year quarter. The Company’s surface wellhead and WECO®/Chiksan® businesses also contributed to the increased revenue and operating profit. Despite lower FoodTech revenue, operating profit improved 13 percent over the prior-year quarter mainly from stronger citrus business performance. Airport Systems’ revenue was up slightly, but operating profits were flat. Total company backlog of $2.2 billion declined from $2.3 billion from the second quarter on delayed subsea inbound orders; the Company believes, however, that subsea inbound orders should increase during the next six to nine months as a number of large subsea projects are awarded.

The Company increased its estimate for full-year 2006 diluted earnings per share from continuing operations to a range of $3.20 to $3.25.

The Company estimates its full year 2007 diluted earnings per share in a range of $3.70 to $3.90.

# # #

FMC Technologies, Inc. (www.fmctechnologies.com) is a leading global provider of mission-critical technology solutions for the energy, food processing and air transportation industries. The Company designs, manufactures and services technologically sophisticated systems and products for its customers through its Energy Systems (comprising Energy Production and Energy Processing), FoodTech and Airport Systems businesses. FMC Technologies employs approximately 11,000 people and operates 32 manufacturing facilities in 17 countries.

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company’s ability to control. These risks and uncertainties are described under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 and may be modified in subsequent periodic reports filed by the Company with the Securities and Exchange Commission that may be accessed on the Company’s website. The Company cautions shareholders and prospective investors that actual results may differ materially from those indicated by the forward-looking statements.

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FMC Technologies, Inc. will conduct its third quarter 2006 conference call at 9:00 a.m. (Eastern Daylight Time) on Wednesday, October 25, 2006. The event will be available at www.fmctechnologies.com. It also will be available for replay after the event at the same website address.

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FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited and in millions, except per share amounts)

	Three Months Ended September 30		Nine Months Ended September 30
	2006	2005	2006	2005
Revenue	$960.8	$776.1	$2,828.5	$2,270.2
Costs and expenses	876.7	743.4	2,571.4	2,206.3

	84.1	32.7	257.1	63.9
Net gain on disposal of assets	1.1	25.4	1.2	30.3
Minority interests	(0.3)	(0.4)	(1.4)	(1.5)

Income before net interest expense and income taxes	84.9	57.7	256.9	92.7
Net interest expense	(1.4)	(1.6)	(5.2)	(4.0)

Income before income taxes	83.5	56.1	251.7	88.7
Provision for income taxes	22.5	10.4	80.1	13.6

Income from continuing operations	61.0	45.7	171.6	75.1
Income from discontinued operations, net of tax	—	—	1.9	—

Net income	$61.0	$45.7	$173.5	$75.1

Basic Earnings per share:

Income from continuing operations	$0.89	$0.66	$2.50	$1.09
Income from discontinued operations	—	—	0.03	—

Basic earnings per share	$0.89	$0.66	$2.53	$1.09

Diluted Earnings per share:

Income from continuing operations	$0.87	$0.65	$2.44	$1.06
Income from discontinued operations	—	—	0.03	—

Diluted earnings per share	$0.87	$0.65	$2.47	$1.06

Weighted average shares outstanding:
Basic	68.7	68.9	68.7	69.0

Diluted	70.4	70.8	70.4	70.8

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

BUSINESS SEGMENT DATA

(Unaudited and in millions)

	Three Months Ended September 30		Nine Months Ended September 30
	2006	2005	2006	2005
Revenue

Energy Production Systems	$585.6	$428.2	$1,727.6	$1,297.4
Energy Processing Systems	174.7	132.8	485.8	366.4
Intercompany eliminations	(0.5)	(0.7)	(1.1)	(2.2)

Subtotal Energy Systems	759.8	560.3	2,212.3	1,661.6
FoodTech	113.0	132.5	384.4	383.7
Airport Systems	89.3	85.9	236.7	232.6
Intercompany eliminations	(1.3)	(2.6)	(4.9)	(7.7)

	$960.8	$776.1	$2,828.5	$2,270.2

Income before income taxes

Segment operating profit
Energy Production Systems	$53.4	$16.8	$174.7	$34.9
Energy Processing Systems	27.0	15.2	77.2	35.8

Subtotal Energy Systems	80.4	32.0	251.9	70.7
FoodTech	9.5	8.4	31.6	24.1
Airport Systems	8.5	8.5	15.8	17.2

Total segment operating profit	98.4	48.9	299.3	112.0

Corporate items
Corporate expense	(8.5)	(7.6)	(23.8)	(21.9)
Other expense, net (1)	(5.0)	(8.9)	(18.6)	(22.7)
Gain on sale of investment	—	25.3	—	25.3
Net interest expense	(1.4)	(1.6)	(5.2)	(4.0)

Total corporate items	(14.9)	7.2	(47.6)	(23.3)

Income from continuing operations before income taxes	$83.5	$56.1	$251.7	$88.7

(1)	Other expense, net, generally includes stock-based compensation, other employee benefits, LIFO adjustments, and the impact of unusual transactions not representative of segment operations.

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

BUSINESS SEGMENT DATA

(Unaudited and in millions)

	Three Months Ended September 30		Nine Months Ended September 30
	2006	2005	2006	2005
Inbound Orders

Energy Production Systems	$423.1	$457.0	$1,804.1	$1,504.1
Energy Processing Systems	210.0	144.1	543.8	432.9
Intercompany eliminations	(0.4)	(0.7)	(0.8)	(1.5)

Subtotal Energy Systems	632.7	600.4	2,347.1	1,935.5
FoodTech	121.1	136.8	403.5	398.2
Airport Systems	99.4	66.4	327.1	216.0
Intercompany eliminations	(2.3)	(1.3)	(5.1)	(6.6)

Total inbound orders	$850.9	$802.3	$3,072.6	$2,543.1

	September 30
	2006	2005
Order Backlog

Energy Production Systems	$1,573.1	$1,429.4
Energy Processing Systems	272.8	171.3
Intercompany eliminations	(0.1)	(0.3)

Subtotal Energy Systems	1,845.8	1,600.4
FoodTech	149.2	157.1
Airport Systems	184.2	103.2
Intercompany eliminations	(1.6)	(0.8)

Total order backlog	$2,177.6	$1,859.9

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

	September 30, 2006 (Unaudited)	December 31, 2005
Cash and cash equivalents	$58.7	$152.9
Trade receivables, net	837.1	736.3
Inventories	602.0	449.4
Other current assets	112.0	89.5

Total current assets	1,609.8	1,428.1

Property, plant and equipment, net	416.0	353.3
Goodwill	121.1	117.4
Intangible assets, net	65.7	61.1
Investments	23.0	22.3
Other assets	112.2	113.4

Total assets	$2,347.8	$2,095.6

Short-term debt and current portion of long-term debt	$5.1	$3.3
Accounts payable, trade and other	376.8	366.2
Advance payments and progress billings	410.9	348.6
Other current liabilities	395.4	340.1

Total current liabilities	1,188.2	1,058.2

Long-term debt, less current portion	217.7	252.6
Other liabilities	87.0	85.3
Common stock	0.7	0.7
Other stockholders’ equity	854.2	698.8

Total liabilities and stockholders’ equity	$2,347.8	$2,095.6

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited and in millions)

	Nine Months Ended September 30
	2006	2005
Cash provided (required) by operating activities of continuing operations:
Net income	$173.5	$75.1
Income from discontinued operations	(1.9)	—
Depreciation and amortization	52.6	48.6
Trade accounts receivable, net	(82.1)	(9.4)
Inventories	(140.8)	(171.6)
Advance payments and progress billings	57.4	64.8
Income taxes	21.5	(52.2)
Other	15.0	10.0

Net cash provided (required) by operating activities of continuing operations	95.2	(34.7)

Cash required by operating activities of discontinued operations	(0.9)	(0.3)

Cash provided (required) by investing activities:
Capital expenditures	(96.8)	(50.7)
Proceeds on disposal of assets	4.8	83.7
Acquisitions	(9.5)	—

Net cash (required) provided by investing activities	(101.5)	33.0

Cash provided (required) by financing activities:
Net (repayment) issuance of debt	(33.7)	29.8
Issuance of capital stock	21.9	18.3
Purchase of stock held in treasury	(87.9)	(30.5)
Excess tax benefits	12.0	4.0
Net increase in common stock held in employee benefit trust	(1.1)	(0.7)

Net cash (required) provided by financing activities	(88.8)	20.9

Effect of changes in foreign exchange rates on cash and cash equivalents	1.8	(3.4)

(Decrease) increase in cash and cash equivalents	(94.2)	15.5
Cash and cash equivalents, beginning of period	152.9	124.1

Cash and cash equivalents, end of period	$58.7	$139.6